Exhibit 10.3

Executed: 04/14/2008

CONFIDENTIAL TREATMENT REQUESTED BY PROSPER MARKETPLACE, INC.

WEBBANK

and

PROSPER MARKETPLACE, INC.

LOAN ACCOUNT PROGRAM AGREEMENT

Dated as of April 14, 2008

25.	INTERPRETATION	15

26.	AGREEMENT SUBJECT TO APPLICABLE LAWS	15

27.	FORCE MAJEURE	16

28.	JURISDICTION; VENUE	16

29.	INSURANCE	16

30.	COMPLIANCE WITH APPLICABLE LAWS; PROGRAM COMPLIANCE MANUAL	16

31.	PROHIBITION ON TIE-IN FEES	18

32.	NOTICE OF CONSUMER COMPLAINTS	18

33.	HEADINGS	18

34.	PRIVACY LAW COMPLIANCE	18

35.	MANNER OF PAYMENTS	18

36.	REFERRALS	18

37.	AUDITED FINANCIAL STATEMENTS	18

SCHEDULES AND EXHIBITS

SCHEDULE 1	Definitions

EXHIBIT A	The Program Website

EXHIBIT B	Credit Policy

EXHIBIT C	Form of Application

EXHIBIT D	Loan Account Documentation

EXHIBIT E	Sample Funding Statement

EXHIBIT F	Insurance Requirements

EXHIBIT G	Program Compliance Manual

EXHIBIT H	Third-Party Service Contractors

EXHIBIT I	Bank Secrecy Act Policy

THIS LOAN ACCOUNT PROGRAM AGREEMENT (this “Agreement”), dated as of April 14, 2008 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and PROSPER MARKETPLACE, INC., a Delaware corporation, having its principal location in San Francisco, California (“Company”).

WHEREAS, Company is in the business of providing certain services necessary for the origination of consumer installment loans;

WHEREAS, Bank is in the business of originating various types of consumer loans, including installment loans; and

WHEREAS, the Parties desire to develop a program pursuant to which Company shall market and provide an online interface and certain operations services in connection with, and Bank shall originate, installment loans for qualifying consumers identified by Company.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company mutually agree as follows:

1.                                       Definitions. The terms used in this Agreement shall be defined as set forth in Schedule 1.

2.                                       Program Marketing and Services.

(a)                                Bank hereby retains Company to serve as Bank’s marketing and operations vendor for the Program. As such, Company shall perform the following services for Bank and the Program:

(1)                                  Company shall promote and otherwise market the Program and the Loan Accounts at Company’s own cost and in its sole discretion. In performing such promotion and other marketing services, Company may use any form of media and may devote such monetary and other resources as it deems appropriate in its sole discretion. Company’s promotion and marketing efforts shall not be required to produce any minimum number of Loan Accounts or other benefits to the Program during the Term of this Agreement or any year, month, or other period under this Agreement. Company may refer to Bank and the Program in promotional and marketing materials, including marketing scripts, upon the condition that any references to Bank and/or the Program in any such materials must receive the prior written approval of Bank, which approval shall not to be unreasonably withheld or delayed. Company shall ensure that all promotional and marketing materials shall be accurate and not misleading in all material respects. Company shall ensure that all promotional and marketing materials and strategies comply with Applicable Laws.

(2)                                  Company shall host and maintain the Program Website and provide customer support, regulatory compliance, administrative, and other operational services to support Bank’s origination of Loan Accounts and the Program generally. Company shall provide such services in a manner consistent with Company obligations specified in this Agreement and as the Parties may mutually agree in writing from time to time.

(b)

Bank acknowledges and agrees that (i) pursuant to Section 12 of this Agreement, Company is licensing to Bank valuable Proprietary Material of Company for use in the marketing and operation of the Program, which includes but is not limited to use of the Program Website; (ii) because the value of such Proprietary Material may be affected by Bank’s lending activities under the Program, Company requires Bank to perform and Bank hereby agrees to perform Bank’s lending activities under the Program with due regard to Company’s interests in such Proprietary Material and in close coordination with Company as specified hereafter in this Agreement; and (iii) the compensation to be paid by Bank to Company under this Agreement is in consideration of Company’s licensing of such Proprietary Material to Bank as well as Company’s marketing and operational services to Bank and the Program under this Agreement.

3.

Extension of Credit. Company acknowledges that approval of an Application creates a creditor-borrower relationship between Bank and Borrower which involves, among other things, the disbursement of Loan Proceeds. Nothing in this Agreement shall obligate Bank to extend credit to an Applicant or disburse Loan Proceeds if Bank determines that doing so would be an unsafe or unsound banking practice or that such extension of credit would be in violation of the Credit Policy. Bank shall use reasonable commercial efforts to provide Company prior notice of a decision not to extend credit to an Applicant or disburse Loan Proceeds in reliance on the preceding sentence and, in all instances where Bank does not provide such prior notice, Bank shall provide Company prompt notice after making a decision not to extend credit to an Applicant or disburse Loan Proceeds in reliance on the preceding sentence.

4.

Consumer Documents and Credit Policy. The following documents, terms and procedures (“Consumer Finance Materials”) that have been approved by Bank and that will be used by Bank initially with respect to the Loan Accounts are attached to this Agreement: (i) the Program Website (screen shots of each page of the Program Website) as Exhibit A; (ii) Credit Policy as Exhibit B; (iii) form of Application, including disclosures required by Applicable Laws, as Exhibit C; and (iv) form of Loan Account Agreement, privacy policy and privacy notices, and all other Applicant and Borrower communications as Exhibit D. The Consumer Finance Materials shall not be changed without the prior written consent of both Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Bank may change the Consumer Finance Materials upon written notice provided to Company but without Company’s prior written consent, to the extent that such change is required by Applicable Laws or necessitated by safety and soundness concerns, provided that, as between Bank and Company, Bank shall be solely responsible for each such change and any adverse legal or other consequences arising from it. The Parties acknowledge that each Loan Account Agreement and all other documents referring to the creditor for the Program shall identify Bank as the creditor for the Loan Accounts. Company shall ensure that the Consumer Finance Materials comply with Applicable Laws.

5.	Loan Account Processing and Origination.

(a)

On behalf of Bank, Company shall process Applications received from Applicants via the Program Website (including retrieving credit reports) to determine whether the Applicant meets the eligibility criteria set forth in the Credit Policy and Bank’s “Know Your Customer” and anti-money laundering criteria (collectively, the “Bank Secrecy Act Policy”), which is attached hereto as Exhibit I, and which may be updated by Bank from time to time and such updates shall be effective upon notice to Company as set forth herein. Company shall respond to all inquiries from Applicants regarding the application process.

(b)

Company shall forward to Bank mutually agreed information including name, address, social security number and date of birth, regarding Applicants who meet the eligibility criteria set forth in the Credit Policy. Company shall have no discretion to override the Credit Policy with respect to any Applications.

(c)

Subject to the terms of this Agreement, Bank shall establish Loan Accounts with respect to Applicants who meet the eligibility criteria set forth in the Credit Policy.

(d)

Pursuant to procedures mutually agreed to by the Parties, Company shall deliver adverse action notices to Applicants who do not meet Credit Policy criteria or are otherwise denied by Bank.

(e)

Company shall deliver Program privacy notices and Loan Account Agreements to Borrowers.

(f)

Company shall hold and maintain, as custodian for Bank, all documents of Bank pertaining to Loan Accounts. Company shall periodically provide to Bank copies of records required to be maintained under the Bank Secrecy Act Policy and such other documents regarding Loan Accounts as requested by Bank, at intervals mutually agreed to by the Parties, but no less frequently than monthly.

(g)

Company shall perform the obligations described in this Section 5 and deliver any customer communications to Applicants and Borrowers as necessary to carry on the Program, all at Company’s own cost and in accordance with Applicable Laws.

(h)

Pursuant to Section 16, as Bank reasonably requires and upon reasonable advance written notice to Company, Bank may periodically audit Company for compliance with the terms of this Section 5 and the Agreement as a whole, including compliance with the standards set forth herein for Loan Account origination.

6.                                       Funding Loans; Payment of Servicing Fee.

(a)

Company shall provide a Funding Statement to Bank by e-mail or as otherwise mutually agreed by the Parties by 5:00 PM Mountain Time on the Business Day prior to each Funding Date. Each Funding Statement shall (i) identify those Applicants whose Applications satisfy the requirements of the Credit Policy and with respect to whom Company requests that Bank establish Loan Accounts, and (ii) provide the Funding Amount to be disbursed by Bank on such Funding Date. The Funding Statement shall be in the form of Exhibit E.

(b)

Subject to timely receipt of the Funding Statement, Bank shall transfer the Funding Amount from the Funding Account to the Disbursement Account by ACH transfers originated by Company on each Funding Date. Company shall provide Bank the account number and routing number for the Disbursement Account prior to the first Funding Date.

(c)

Subject to timely receipt of the Funding Amount, Company shall disburse Loan Proceeds to Borrowers by ACH transfers from the Disbursement Account in accordance with the

Funding Statement on the Funding Date. Bank authorizes Company to deduct and retain from the Funding Amount the aggregate amount of the Origination Fees set forth on the Funding Statement as a Program servicing fee.

7.                                       Representations and Warranties.

(a)

Bank hereby represents and warrants, as of the Effective Date, or covenants, as applicable, to Company that:

(1)

Bank is an FDIC-insured Utah-chartered industrial bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;

(2)

All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained (other than those required to be made to or received from Borrowers and Applicants);

(3)

This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821 (d) and (e), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(4)

There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;

	(5)	Bank is not Insolvent;

(6)

The execution, delivery and performance of this Agreement by Bank comply with Utah and federal banking laws specifically applicable to Bank’s operations; provided that Bank makes no representation or warranty regarding compliance with Utah or federal banking laws relating to consumer protection, consumer lending, usury, loan collections, anti-money laundering, data security or privacy as they apply to the operation of the Program;

(7)

The Proprietary Materials Bank licenses to Company pursuant to Section 12, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Bank has the right to grant the licenses set forth in Section 12 below; and

(8)

Bank shall comply with Title V of the Gramm-Leach-Bliley Act and the implementing regulations of the FDIC, including but not limited to applicable limits on the use, disclosure, storage, safeguarding and destruction of Applicant information, and shall maintain commercially reasonable data security and disaster recovery protections that, at the least, are consistent with industry standards for the consumer lending industry.

(b)

Company hereby represents and warrants, as of the Effective Date, or covenants, as applicable, to Bank that:

(1)

Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;

(2)

All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;

(3)

This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(4)

There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or (v) would have a materially adverse financial effect on Company or its operations if resolved adversely to it;

	(5)	Company is not Insolvent;

(6)

The execution, delivery and performance of this Agreement by Company, the Consumer Finance Materials and the promotional and marketing materials and strategies shall all comply with Applicable Laws; except that if Company requests that Bank change the Bank Secrecy Act Policy to cause it to include any measures needed to comply with the Bank Secrecy Act or the USA Patriot Act and Bank does not do so, then Company provides no representations or warranties regarding any elements of the Bank Secrecy Act or the USA Patriot Act compliance affected by the unchanged provisions.

(7)

The Proprietary Materials Company licenses to Bank pursuant to Section 12, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Company has the right to grant the license set forth in Section 12 below; and

(8)

Company shall comply with Title V of the Gramm-Leach-Bliley Act and the implementing regulations of the FDIC, including but not limited to applicable limits on the use, disclosure, storage, safeguarding and destruction of Applicant information, and shall maintain commercially reasonable data security and disaster recovery protections that at the least are consistent with industry standards for the consumer lending industry.

(c)

Bank hereby represents and warrants to Company as of each Funding Date that the Loan Proceeds that Bank is required to disburse on the Funding Date are being provided by Bank from its own resources, such as deposits, warehouse lines of credit, or other credit facilities of Bank.

(d)

Company hereby represents and warrants to Bank as of each Funding Date that:

(1)

For each Loan Account and each disbursement of Loan Proceeds: (i) to the best of Company’s knowledge, all information in the related Application is true and correct, provided, however, that Company’s representation and warranty in this regard shall be subject to the following limitations: (A) Company does not verify the self-reported income, employment and occupation or other information provided by Applicants in listings, (B) each Applicant’s debt-to-income ratio is determined by Company from a combination of the Applicant’s self-reported income and information from the Applicant’s credit report and not otherwise verified by Company, (C) credit data that appears in Applications is taken directly from a credit report obtained on the Applicant from a credit reporting agency, without any review or verification by Company, (D) Company does not verify any statements by Applicants as to how Loan Proceeds are to be used and does not confirm after loan disbursement how Loan Proceeds were used, and (E) Applicants’ home ownership status is not verified by Company but is derived from the Applicant’s credit report, in that if the credit report reflects an active mortgage loan the Applicant is presumed to be a homeowner; (ii) the Loan Account is fully enforceable and all required disclosures to Borrowers have been delivered in compliance with Applicable Laws; (iii) the Loan Account Agreement and all other Loan Account documents are genuine and legally binding and enforceable, conform to the requirements of the Program and were prepared in conformity with the Program Compliance Manual; (iv) all necessary approvals required to be obtained by Company have been obtained; (v) nothing exists that would prohibit the sale of the Loan Accounts by Bank to Company under the Loan Sale Agreement, provided that Bank has taken no action (independent of action taken by Company on Bank’s behalf) that would prohibit the sale of the Loan Accounts by Bank to Company under the Loan Sale Agreement; and (vi) Bank is the sole owner of the Loan Accounts prior to any such sale of the Loan Accounts to Company, provided that Bank has taken no action (independent of action taken by Company on Bank’s behalf) that diminishes Bank’s ownership rights in the Loan Accounts;

(2)

Each Borrower listed on a Funding Statement is eligible for a Loan Account under the Credit Policy; and each Borrower has submitted an Application; and

(3)

The information on each Funding Statement is true and correct in all respects.

(e)

The representations and warranties of Bank and Company contained in this Section 7, except those representations and warranties contained in subsections 7(a)(4) and 7(b)(4), are made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsections 7(a)(4) and 7(b)(4) is instituted or threatened against either Party, such Party shall promptly notify the other Party of the pending or threatened investigation or proceeding.

8.                                       Other Relationships with Borrowers.

(a)

Separate from the obligation to market Loan Accounts offered by Bank, and subject to the Program privacy policy and Applicable Laws, Company shall have the right, at its own expense, to solicit Applicants and/or Borrowers with offerings of other goods and services from Company and parties other than Bank, provided, however, that in the event that Company uses Bank’s name and/or Proprietary Materials in connection with such offerings, Company shall obtain Bank’s prior approval for such use.

(b)

Except as necessary to carry out its rights and responsibilities under this Agreement and the Loan Sale Agreement, Bank shall not use Applicant and/or Borrower information and shall not provide or disclose any Applicant and/or Borrower information to any Person, except to the extent required to do so under Applicable Laws or legal process.

(c)

Notwithstanding subsection 8(b), (i) Bank may make solicitations for goods and services to the public, which may include one or more Applicants or Borrowers; provided that Bank does not (A) target such solicitations to specific Applicants and/or Borrowers, (B) use or permit a third party to use any list of Applicants and/or Borrowers in connection with such solicitations or (C) refer to or otherwise use the name of Company; and (ii) Bank shall not be obligated to redact the names of Applicants and/or Borrowers from marketing lists acquired from third parties (e.g., subscription lists) that Bank uses for solicitations.

(d)	The terms of this Section 8 shall survive the expiration or earlier termination of this Agreement.

9.                                       Indemnification.

(a)

Bank agrees to defend, indemnify, and hold harmless Company and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Company Indemnified Parties”) from and against any and all third party claims and actions, and all liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees arising there from (together with third party claims and actions, “Losses”) to the extent arising from its (i) gross negligence, willful misconduct or breach of any of Bank’s representations, warranties, obligations or undertakings under this Agreement by Bank, or (ii) violation by Bank of any Utah or federal banking law specifically applicable to Bank’s operations other than Applicable Laws regarding consumer protection, consumer lending, usury, loan collection, anti-money laundering, data protection or privacy as they apply to the operation of the Program.

(b)

Company agrees to defend, indemnify, and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Bank Indemnified Parties”) from and against any and all Losses to the extent arising from Company’s participation in the Program as contemplated by the Program Documents (including Losses arising from a violation of Applicable Laws or a breach by Company or its agents or representatives of any of Company’s representations, warranties, obligations or undertakings under the Program Documents), unless such Loss results from (i) the gross negligence or willful misconduct of Bank or (ii) a breach by Bank of any of Bank’s representations, warranties, obligations or undertakings under this Agreement.

(c)

The Company Indemnified Parties and the Bank Indemnified Parties are sometimes referred to herein as the “Indemnified Parties,” and Company or Bank, as an indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”

(d)

Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the Indemnifiable Claim.

(e)

The Indemnifying Party shall have ten (10) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party of the Indemnifying Party’s election to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying

Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Party shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation.  If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate at its expense in such settlement or defense through counsel chosen by the Indemnified Party; provided that, in the event that both the Indemnifying Party and the Indemnified Party are defendants in the proceeding and the Indemnified Party shall have reasonably determined and notified the Indemnifying Party that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by the Indemnifying Party; and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed for any reason if the settlement involves only payment of money and releases the Indemnified Party from any and all liability related to such claim, and which consent may be withheld for any reason if the settlement involves more than the payment of money, including any admission by the Indemnified Party.  So long as the Indemnifying Party is reasonably contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld or delayed.  The Indemnified Party may pay or settle any such Indemnifiable Claim at any time if it waives its right to indemnification hereunder.

(f)            If the Indemnifying Party does not notify the Indemnified Party within ten (10) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any such Indemnifiable Claim, the Indemnified Party shall have the right, upon notice to the Indemnifying Party, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party prior thereto of any compromise or settlement of any such Indemnifiable Claim.  No action taken by the Indemnified Party pursuant to this paragraph (f) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 9.

(g)           The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.

10.           Term and Termination.

(a)           This Agreement shall have an initial term beginning on the Effective Date and ending twenty-four (24) months thereafter (the “Initial Term”) and shall renew automatically for two (2) successive terms of one (1) year each (each a “Renewal Term,” collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either Party provides notice of non-renewal to the other Party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.

(b)           This Agreement shall terminate immediately upon the expiration or earlier termination of the Loan Sale Agreement.

(c)           Either Party may terminate this Agreement without cause upon ninety (90) days’ prior written notice to the other party.

(d)           A Party shall have a right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:

(1)           any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;

(2)           the other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;

(3)           the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(4)           an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect; or

(5)           there is a materially adverse change in the financial condition of the other Party.

(e)           Bank shall not be obligated to approve Applications or establish new Loan Accounts after termination of this Agreement; provided, that Bank shall originate Loan Accounts to Applicants to whom Bank has issued a lending commitment prior to termination, unless this Agreement is terminated pursuant to subsection 10(b) or by Bank pursuant to subsection 10(d).

(f)            The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination.

(g)           Upon termination of this Agreement, Company shall purchase all Loan Accounts established by Bank prior to and on the date of termination that have not already been purchased by Company.  After termination, Company shall purchase all Loan Accounts originated by Bank pursuant to subsection 10(e).

(h)           The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.           Confidentiality.

(a)           Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents.  Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents, representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority or (iii) to any other third party as mutually agreed by the Parties.

(b)           A Party’s Confidential Information shall not include information that:

(1)           is generally available to the public;

(2)           has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;

(3)           was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or

(4)           becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.

(c)           Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder or stored on such Party’s network as part of standard back-up procedures (provided that such information shall remain subject to the confidentiality provisions of this Section 11).

(d)           In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party shall provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement.  In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and shall exercise such efforts to obtain reasonable assurance that confidential treatment shall be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.

(e)           The terms of this Section 11 shall survive the expiration or earlier termination of this Agreement.

12.           Proprietary Material.

(a)           Each Party (“Licensing Party”) hereby provides the other Party (“Licensee”) with a non-exclusive right and license to use and reproduce the Licensing Party’s name, logo, registered or other trademarks and service marks (collectively, “Marks”) on the Applications, Loan Account Agreements, and other Consumer Finance Materials (including the Program Website), Program marketing materials, and any other publicly distributed or available Program materials, and to otherwise use the Marks and such copyrights, patents, and other intellectual property as the Licensing Party may designate or otherwise make available from time to time in the Licensing Party’s sole discretion (collectively with the Marks, “Proprietary Material”) for the purposes of or otherwise in connection with the fulfillment of Licensee’s obligations under this Agreement; provided, however, that (i) the Licensee shall at all times comply with any and all written instructions provided by the Licensing Party from time to time regarding the use of the Licensing Party’s Proprietary Material, and (ii) each Licensee acknowledges that, except for the license specifically provided in this Agreement, it shall acquire no interest in the Licensing Party’s Proprietary Material.  Upon termination of this Agreement, each such license will terminate, and the Licensee shall cease using the Licensing Party’s Proprietary Material. Neither Party may use the other Party’s Marks in any press release without the prior written consent of the other Party.

(b)           Bank hereby acknowledges and agrees that, as between Bank and Company (i) as of the Effective Date, Company is the sole and exclusive owner of all pre-existing Marks, copyrights, patents, other intellectual property rights, software, other technology, and other tangible and intangible property used on or in connection with the Program Website, and its Company run predecessors;  and (ii) Company shall be the sole and exclusive owner of any and all modifications to such tangible and intangible property during the Term of this Agreement, including but not limited to any and all trademark, service mark, copyright, patent, and other intellectual property rights in and to such modifications, except as the Parties may otherwise agree in writing.  For avoidance of doubt, Company shall not obtain any rights in Bank’s Marks (other than the license described in subsection 12(a)) by virtue of incorporation of Bank’s Marks into the

Program Website.

13.           Relationship of Parties.  The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors.  This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Bank and Company.

14.           Expenses.

(a)           Except as set forth herein, each Party shall bear the costs and expenses of performing its obligations under this Agreement.

(b)           Company shall pay all wire transfer and ACH costs for transfers by Bank under the Program.  Company shall reimburse Bank for all third party fees incurred by Bank in connection with the performance of this Agreement.  Bank shall provide Company with notice of third party fees to be incurred by Bank in connection with performance of this Agreement as soon as practicable after Bank becomes aware of such fees.

(c)           Company shall pay all costs of any credit reports it obtains on Applicants or Borrowers and any adverse action notices it delivers to Applicants or Borrowers in accordance with Company’s Application processing and Loan Account servicing responsibilities under this Agreement.

(d)           Bank acknowledges receipt of [**] from Company as a one-time, fully earned payment to compensate Bank for costs associated with the start-up of the Program.  This fee is non-refundable.

(e)           Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.

(f)            Company shall pay for Bank’s out-of-pocket legal fees and expenses incurred as of the Effective Date for due diligence in connection with, and negotiation and drafting of, the Program Documents in an amount not to exceed[**].  Bank acknowledges receipt of [**] as an advance toward such legal fees and expenses.  Bank shall present to Company periodic invoices reflecting such legal fees and expenses incurred.  Bank shall deduct such amounts from the advance.  Bank shall promptly remit back to Company any unused portion of the advance after execution of the Program Documents.  If, after the Effective Date, Company requests a change to the Program Documents or Consumer Finance Materials that requires legal review by Bank, Bank shall invoice Company for all out-of-pocket legal fees and expenses incurred as a result of such review.  Company shall pay such invoice within thirty (30) days of receipt of such invoice.

(g)           Company shall reimburse Bank for all reasonable costs associated with Bank’s assignment to Company of Loan Accounts pursuant to Section 10.

(h)           Company shall pay Bank [**] on the Effective Date as a one-time, fully earned payment to compensate Bank for the establishment and implementation of the Program.  This fee is non-refundable.

** Confidential Treatment Requested

15.           Examination.  Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authority’s inquiries and requests related to the Program.

16.           Inspection; Reports.  Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject to the duty of confidentiality each Party owes to its customers and banking secrecy and confidentiality requirements otherwise applicable to each Party under Applicable Laws.  All expenses of inspection shall be borne by the Party conducting the inspection.  Notwithstanding the obligation of each Party to bear its own expenses of inspection, Company shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of quarterly, on site reviews of Company’s financial condition, operations and internal controls, not to exceed the maximum amount per visit of [**].  Company shall store all documentation and electronic data related to its performance under this Agreement and shall make such documentation and data available during any inspection by Bank or its designee.  With such reasonable frequency and in such reasonable manner as mutually agreed by the Parties, Company shall report to Bank regarding the performance of its obligations.

17.           Governing Law; Waiver of Jury Trial.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws.  THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.

18.           Severability.  Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

19.           Assignment.  This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns.  Neither Party shall be entitled to assign or transfer any interest under this Agreement (including, without limitation, by operation of law) without the prior written consent of the other Party, which shall not be unreasonable withheld or delayed.  No assignment made in conformity with this Section 19 shall relieve a Party of its obligations under this Agreement.  Company may use subcontractors in the performance of its obligations under this Agreement, subject to Bank’s prior written approval of each such subcontractor, which approval shall not be unreasonably withheld or delayed.  A list of subcontractors already approved by Bank is attached in the form of Exhibit H hereto.

20.           Third Party Beneficiaries.  Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.

21.           Notices.  All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c)  three (3) business days after the date of mailing to the other Party, if mailed

** Confidential Treatment Requested

first-class postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:

To Bank:	WebBank
6440 S Wasatch Blvd.
Suite 300
Salt Lake City, UT 84121
Attn: Gerry Smith
E-mail Address: gerry@webbank.com
Telephone: (801) 993-5001
Facsimile: (801) 993-5015

To Company:	Prosper Marketplace, Inc.
111 Sutter Street, 22nd Floor
San Francisco, CA 94104
Attn: Kirk T. Inglis
E-mail Address: kirk@propser.com
Telephone: (415) 593-5432
Facsimile: (415) 362-7233

22.           Amendment and Waiver.  This Agreement may be amended only by a written instrument signed by each of the Parties.  The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach.  All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

23.           Entire Agreement.  The Program Documents, including this Agreement and its schedules and exhibits (all of which schedules and exhibits are hereby incorporated into this Agreement), constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

24.           Counterparts.  This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

25.           Interpretation.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

26.           Agreement Subject to Applicable Laws.  If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party receives a request of any Regulatory

Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result.  Notwithstanding any other provision of the Program Documents, including Section 10 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon five (5) days’ prior written notice to the other Party.  A Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party advance written notice, if any event described in subsections 26(a), (b) or (c) above occurs.

27.           Force Majeure.  If any Party is unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within thirty (30) days after the date of such cause, the Party not so affected may at any time after the expiration of such thirty (30) day period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party and without payment of a termination fee or other penalty.  To the extent that the Party not affected by a Force Majeure Event is unable to carry out the whole or any part of its obligations under this Agreement because a prerequisite obligation of the Party so affected has not been performed, the Party not affected by a Force Majeure Event also is excused from such performance during such period.  A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefore.  No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period.  Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.

28.           Jurisdiction; Venue.  The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding.  The terms of this Section 28 shall survive the expiration or earlier termination of this Agreement.

29.           Insurance.  Company agrees to maintain insurance coverage on the terms and conditions specified in Exhibit F at all times during the term of this Agreement and to notify Bank promptly of any cancellation or lapse of any such insurance coverage.

30.           Compliance with Applicable Laws; Program Compliance Manual.  Company shall comply with Applicable Laws, the Bank Secrecy Act Policy and the Program Compliance Manual in its performance of this Agreement, including Loan Account solicitation, Application processing and preparation of Loan Account Agreements and other Loan Account documents.  Except as required by Applicable Laws, Company may not amend or otherwise modify the Program Compliance Manual without the prior written consent of Bank, which consent shall not be unreasonable withheld or delayed.  A copy of the Program Compliance Manual is attached hereto as Exhibit G.  Without limiting the foregoing, Company shall:

(a)           apply to all Applicants customer identification procedures that comply with Section 326 of the USA PATRIOT Act of 2001 (“Patriot Act”) and the implementing regulations applicable to Bank (31 C.F.R. § 103.121);

(b)           retain for five (5) years after a Loan Account is purchased from Bank, and deliver to Bank upon request: (i) the Applicant’s name, address, social security number, and date of birth obtained pursuant to such customer identification procedures; (ii) a description of the methods and the results of any measures undertaken to verify the identity of the Applicant; and (iii) a description of the resolution of any substantive discrepancy discovered when verifying the identifying information obtained;

(c)           screen all Applicants against the Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons, and reject any Applicant whose name appears on such list and notify Bank thereof;

(d)           monitor, identify and report to Bank any suspicious activity that meets the thresholds for submitting a Suspicious Activity Report under the Bank Secrecy Act and the implementing regulations applicable to Bank (31 C.F.R. § 103.18);

(e)           implement an anti-money laundering program to assist Bank in its compliance with Section 352 of the Patriot Act and the implementing regulations applicable to Bank (31 C.F.R. § 103.120);

(f)            in addition to the information retained pursuant to subsection (b) above, retain the account number identifying a Borrower’s Loan Account for at least one (1) year after purchasing the Borrower’s Loan Account from Bank;

(g)           upon receipt of a government information request forwarded by Bank to Company, (i) compare the names, addresses, and social security numbers on such government list provided by Bank with the names, addresses, and social security numbers of Borrowers for all Loan Accounts purchased from Bank within the prior twelve (12) months, and (ii) within one (1) week of receipt of such an information request, deliver to Bank a certification of completion of such a records search, which shall indicate whether Company located a name, address, or social security number match and, if so, provide for any such match: the name of the Borrower, the account number identifying the Borrower’s Loan Account, and the Borrower’s social security number, date of birth, address, or other similar identifying information provided by the Borrower, to assist Bank in its compliance with Section 314(a) of the Patriot Act and the implementing regulations applicable to Bank (31 C.F.R. § 103.100); and

(h)           provide to Bank electronic copies of the information retained pursuant to subsections (b) and (g) above as mutually agreed to by the Parties, immediately upon request.

Company will also provide to Bank an annual certification letter that it is complying with its obligations under this section.  Bank will comply with any reporting requirements of the Utah Department of Financial Institutions or the FDIC applicable to Bank’s performance of this Agreement.

31.           Prohibition on Tie-In Fees.  Company shall not directly or indirectly impose or collect any fees, charges or remuneration relating to the processing or approval of an Application, the establishment of a Loan Account, or the disbursement of Loan Proceeds, unless such fee, charge or remuneration is set forth in the Consumer Finance Materials or approved by Bank.

32.           Notice of Consumer Complaints.  Each Party shall notify the other Party if it receives any consumer complaint or if it becomes aware of any investigations or proceedings by any governmental authority relating to any aspect of the Program within five (5) days of receipt of such complaint or upon becoming aware of such investigation or proceeding, and each Party shall provide the other Party with all related documentation thereof, subject to any legal prohibitions on disclosure of such investigation or proceeding.

33.           Headings.  Captions and headings in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

34.           Privacy Law Compliance.  Subject to Applicable Laws, Bank and Company shall comply with the privacy policy agreed upon by both Parties with respect to Applicants and Borrowers.

35.           Manner of Payments.  Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH transfer to the bank accounts designated by the respective Parties.  Notwithstanding anything to the contrary contained herein, neither Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.

36.           Referrals.  Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other Party for any commission, finder’s fee or like payment.

37.           Audited Financial Statements.  Within ninety (90) days following the end of Company’s fiscal year, Company shall deliver to Bank a copy of Company’s audited financial statements, prepared by an independent certified public accountant in accordance with generally accepted accounting principles.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

WEBBANK

By:	/s/ Gerry J. Smith
Name:	Gerry J. Smith
Title:	President and CEO

PROSPER MARKETPLACE, INC.

By:	/s/ Kirk Inglis
Name:	Kirk Inglis
Title:	Chief Financial Officer

Schedule 1

Definitions

(a)                                  “ACH” means the Automated Clearinghouse.

(b)                                 “Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party.  For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the  power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.

(c)                                  “Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program including, without limitation, the Loan Accounts, the Program promotional and marketing materials and the Consumer Finance Materials, and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

(d)                                 “Applicant” means an individual who is a consumer who requests a Loan Account from Bank by posting a listing on the Program Website.

(e)                                  “Application” means any request from an Applicant for a Loan Account in the form required by Bank including such requests received through the Program Website.

(f)                                    “Bank” shall have the meaning set forth in the introductory paragraph of this Agreement.

(g)                                 “Bank Indemnified Parties” shall have the meaning set forth in subsection 9(b).

(h)                                 “Borrower” means an Applicant or other Person for whom Bank has established a Loan Account and/or who is liable, jointly or severally, for amounts owing with respect to a Loan Account.

(i)                                     “Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.

(j)                                     “Claim Notice” shall have the meaning set forth in subsection 9(e).

(k)                                  “Company Indemnified Parties” shall have the meaning set forth in subsection 9(a).

(l)                                     “Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party in connection with this Agreement.

(m)                               “Consumer Finance Materials” shall have the meaning set forth in Section 4.

(n)                                 “Credit Policy” means the minimum requirements of income, residency, employment history, credit history, and/or other such considerations that Bank uses to approve or deny an Application and to establish a Loan Account.

(o)                                 “Disbursement Account” means an account established and owned by Company and held at the Disbursement Institution against which wire transfers and ACH transfers are settled for payment of Loan Proceeds to Borrowers.

(p)                                 “Disbursement Institution” means the depository institution at which the Disbursement Account is established, which initially shall be Wells Fargo Bank, N.A. and may be changed upon mutual agreement of the Parties.

(q)                                 “Disclosing Party” shall have the meaning set forth in subsection 11(b)(2).

(r)                                    “Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(s)                                  “Force Majeure Event” shall have the meaning set forth in Section 27.

(t)                                    “Funding Account” means an account established and owned by Bank and held at the Funding Institution against which wire transfers or ACH transfers are settled for the payment of Loan Proceeds and Origination Fees to Company.

(u)                                 “Funding Amount” means the aggregate amount, as listed on a Funding Statement, of all Loan Proceeds to be disbursed by Bank to Borrowers through Company’s Disbursement Account on each Funding Date and the related Origination Fees.

(v)                                 “Funding Date” means the Business Day on which any pending Applications are approved.

(w)                               “Funding Institution” means the depository institution at which the Funding Account is established, which initially shall be Zions First National Bank and may be changed upon mutual agreement of the Parties.

(x)                                   “Funding Statement” means the statement prepared by Company on a Business Day that contains (i) a list of all Applicants who meet the eligibility criteria set forth in the Credit Policy, for whom Bank is requested to establish Loan Accounts; and (ii) the computation of the Funding Amount and all information necessary for the transfer of Loan Proceeds and Origination Fees from the Funding Account to the Disbursement Account and distribution by Company of the Loan Proceeds to the accounts designated by the corresponding Borrowers, including depository institution names, routing numbers and account numbers; and (iii) such other information as shall be reasonably requested by Bank and mutually agreed to by the Parties.

(y)                                 “Indemnifiable Claim” shall have the meaning set forth in subsection 9(d).

(z)                                   “Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.

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(aa)                            “Licensee” shall have the meaning set forth in Section 12.

(bb)                          “Licensing Party” shall have the meaning set forth in Section 12.

(cc)                            “Loan Account” means a consumer installment loan account established by Bank pursuant to the Program.

(dd)                          “Loan Account Agreement” means the document containing the terms and conditions of a Loan Account including all disclosures required by Applicable Laws.

(ee)                            “Loan Sale Agreement” means that Loan Sale Agreement, dated as of April 14, 2008, between Bank and Company, pursuant to which Bank agrees to sell to Company, and Company agrees to purchase from Bank, the Loan Accounts.

(ff)                                “Loan Proceeds” means the funds disbursed to a Borrower pursuant to a Loan Account established by Bank under the Program.

(gg)                          “Losses” shall have the meaning set forth in subsection 9(a).

(hh)                          “Marks” shall have the meaning set forth in subsection 12(a).

(ii)                                  “Origination Fee” means the up-front fee a Borrower pays to Bank under the Loan Account Agreement for origination of a Loan Account in the form of a pre-paid finance charge.

(jj)                                  “Party” means either Company or Bank and “Parties” means Company and Bank.

(kk)                            “Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.

(ll)                                  “Program” means the installment loan program pursuant to which Bank shall establish Loan Accounts and disburse Loan Proceeds to Borrowers pursuant to the terms of this Agreement, initially as described in Exhibit A attached hereto.

(mm)                      “Program Compliance Manual” means the policies and procedures for the implementation of the Program by Company, including the policies and procedures regarding the (i) solicitation and receipt of Applications, (ii) underwriting of Loan Accounts, (iii) processing of Applications, (iv) requirements of the USA PATRIOT Act Customer Identification Program, and (iv) initial and periodic Office of Foreign Assets Control screenings.

(nn)                          “Program Documents” means this Agreement and the Loan Sale Agreement.

(oo)                          “Program Website” means the website located at www.prosper.com, together with any other website on which the Program is offered to public, which shall be hosted and maintained by Company.

(pp)                          “Proprietary Material” shall have the meaning set forth in subsection 12(a).

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(qq)                          “Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.

(rr)                                “Restricted Party” shall have the meaning set forth in subsection 11(a).

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Exhibit A

The Program Website

(screen shots of each page of the Program Website)

[**]

** Confidential Treatment Requested

Exhibit B

Credit Policy

[**]

** Confidential Treatment Requested

Exhibit C

Form of Application

[**]

** Confidential Treatment Requested

Exhibit D

Loan Account Documentation

[**]

** Confidential Treatment Requested

Exhibit E

Sample Funding Statement

[**]

** Confidential Treatment Requested

Exhibit F

Insurance Requirements

[**]

** Confidential Treatment Requested

Exhibit G

Program Compliance Manual

[**]

** Confidential Treatment Requested

Exhibit H

Third-Party Service Contractors

[**]

** Confidential Treatment Requested

Exhibit I

Bank Secrecy Act Policy

[**]

** Confidential Treatment Requested